Exhibit 99

      Direct General Corporation Announces Third Quarter Results

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Nov. 1, 2005--Direct General Corporation (Nasdaq: DRCT) today announced third quarter 2005 net income of $7.3 million or $0.34 per share, on a diluted basis. Comparatively, net income for the third quarter of 2004 was $14.3 million or $0.63 per diluted share.

    Overview of Operating Results

    The Company's operating results for the third quarter of 2005 were adversely impacted by one of the worst hurricane seasons on record. During the quarter, hurricanes Katrina and Rita struck Louisiana, Mississippi, Texas and other parts of the Southeastern United States. The Company estimates that the impact of these hurricanes reduced the current quarter's earnings by approximately $2.5 million, or $0.12 per share on fully diluted basis. The reduction in earnings, on an after tax basis, includes catastrophe losses of $1.6 million, net of anticipated reinsurance recoveries, and a $0.9 million estimated reduction in total revenues.
    For the three months ended September 30, 2005, gross premiums written decreased 9.2% to $97.1 million, as compared to the same period in 2004. The hurricanes disrupted normal sales operations in Louisiana, Mississippi and Texas plus Katrina caused the temporary interruption in communication and data lines to the Company's main quote and customer service center in Baton Rouge, Louisiana. The Company estimates that the disruption to the normal operations of its sales offices and quote center reduced gross premiums written for the quarter by $4.5 to $5.5 million.
    Over this same period, gross revenues, a non-GAAP financial measure that the Company uses as the primary measure of the underlying growth of its revenue streams from period to period, decreased 8.4% to $122.1 million. Gross revenues are reconciled to total revenues in the Selected Financial Data and Key Ratios Table accompanying this press release. Net premiums written for the third quarter of 2005 decreased 4.4% to $85.5 million as compared to the third quarter of 2004 as a result of the decline in gross premiums written, which was partly offset by an increase in the percentage of business retained to 88.1% from 83.6% in the corresponding period of 2004. Net premiums earned, a function of net premiums written in the current and prior periods, were $100.7 million and $97.3 million in the three months ended September 30, 2005 and 2004, respectively.
    Net loss ratios, which include both losses and loss adjustment expenses, were 78.2% and 73.7% for the third quarter of 2005 and 2004, respectively. Catastrophe losses increased the loss ratio by approximately 2.5 points and 2.4 points in the third quarters of 2005 and 2004, respectively. During both the third quarters of 2005 and 2004, the Company increased its reserves for prior accident quarters, which increased the loss and combined ratios by approximately 2.0 points and 0.9 points, respectively.
    The combined ratio was 92.2% in the third quarter of 2005, as compared to 79.9% for the corresponding period in 2004. The increase in the combined ratio reflected the higher loss ratio and an increase in the net expense ratio, which was largely driven by a reduction in ceding commissions received and increased costs associated with the expansions in Texas, Missouri and Virginia.

    Capitalization

    During the quarter, the Company completed the private placement of $40.0 million of trust preferred securities to outside investors through a newly formed unconsolidated trust subsidiary. The sole assets of the trust are junior subordinated debentures issued by the Company that mature in September 2035. The Company used approximately $20.0 million of the proceeds from this debt issuance to repurchase approximately 1.1 million shares of its common stock during the quarter. The remaining proceeds may be used for various corporate purposes including, but not limited to, pursuit of the Company's growth and operating strategy, additional stock repurchases and/or other general corporate purposes.

    Conference Call

    The Company will hold a conference call to discuss its third quarter 2005 results at 11:00 a.m. (EST), November 2, 2005. The conference call will be broadcast over the Internet. To listen to the call via the Internet, go to Direct's website, www.direct-general.com, click on Investors and follow the instructions at the webcast link. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). The archived webcast will be available shortly after the call on the Company's website until the Company's next conference call.

    GENERAL INFORMATION

    Direct General Corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services primarily through neighborhood sales offices staffed predominately by employee-agents. Direct's operations are concentrated primarily in the southeastern part of the United States. Additional information about Direct can be found online at www.direct-general.com.

    Safe Harbor Statement

    This press release contains statements that may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
    These statements can be identified from the use of the words "may", "should", "could", "potential", "continue", "plan", "forecast", "estimate", "project", "believe", "intend", "anticipate", "expect", "target", "is likely", "will" or the negative of these terms and similar expressions. Forward-looking statements include, but are not limited to, discussions regarding our operating strategy, growth strategy, acquisition strategy, cost savings initiatives, industry, economic conditions, financial condition, liquidity and capital resources and results of operations. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.
    Forward-looking statements are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed in this press release. These risks and uncertainties include, without limitation, uncertainties related to fluctuations in interest rates and stock indices; claims frequency and severity experience; cyclical changes in the personal automobile insurance market; the effects of competition in the areas in which the Company operates; changes in economic and regulatory conditions; failure of expected contingencies to occur; estimates, assumptions and projections generally; inflation and changes in financial markets; the accuracy and adequacy of the Company's pricing methodologies; the outcome of litigation pending against the Company; court decisions and trends in litigation; the ability to obtain timely approval for requested rate changes; weather conditions including severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions; changes in driving patterns and loss trends; and acts of war and terrorist activities.
    In addition, the Company's past results of operations do not necessarily indicate its future results. The Company undertakes no obligation to publicly update or revise any use of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, please see the Company's filings with the Securities and Exchange Commission.



              DIRECT GENERAL CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  (Unaudited)
                                              Three Months Ended
                                                 September 30,
                                         -----------------------------
                                           2005      2004    % Change
                                         -----------------------------

                                          (In thousands - except per
                                                 share amounts)
Revenues
 Premiums earned                         $100,716   $97,318       3.5
 Finance income                            10,379    11,695     (11.3)
 Commission and service fee income         10,906    11,874      (8.2)
 Net investment income                      3,741     2,789      34.1
 Net realized gains (losses) on
  securities and other                        188        86     118.6
----------------------------------------------------------------------
     Total revenues                       125,930   123,762       1.8
----------------------------------------------------------------------
Expenses
 Insurance losses and loss adjustment
  expenses                                 78,725    71,765       9.7
 Selling, general and administrative
  costs                                    33,127    28,393      16.7
 Interest expense                           2,259     1,257      79.7
----------------------------------------------------------------------
     Total expenses                       114,111   101,415      12.5
----------------------------------------------------------------------
 Income before income taxes                11,819    22,347     (47.1)
 Income tax expense                         4,559     7,999     (43.0)
----------------------------------------------------------------------
     Net income                            $7,260   $14,348     (49.4)
----------------------------------------------------------------------

Earnings per Share
Numerator:
 Net income                                $7,260   $14,348
------------------------------------------------------------
Denominator:
 Weighted average common shares
  outstanding                            21,229.8  22,352.1
 Dilutive stock options                      45.6     420.7
------------------------------------------------------------
 Weighted average common shares
  outstanding for purposes of computing
  diluted earnings per common share      21,275.4  22,772.8
------------------------------------------------------------

Basic earnings per common share             $0.34     $0.64
------------------------------------------------------------
Diluted earnings per common share           $0.34     $0.63
------------------------------------------------------------


                                                  (Unaudited)
                                               Nine Months Ended
                                                 September 30,
                                         -----------------------------
                                           2005      2004    % Change
                                         -----------------------------

                                          (In thousands - except per
                                                 share amounts)
Revenues
 Premiums earned                         $307,366  $273,622      12.3
 Finance income                            34,680    37,158      (6.7)
 Commission and service fee income         36,289    37,349      (2.8)
 Net investment income                     10,616     7,686      38.1
 Net realized gains (losses) on
  securities and other                        (67)      146    (145.9)
----------------------------------------------------------------------
     Total revenues                       388,884   355,961       9.2
----------------------------------------------------------------------
Expenses
 Insurance losses and loss adjustment
  expenses                                231,092   200,852      15.1
 Selling, general and administrative
  costs                                   100,233    78,781      27.2
 Interest expense                           5,519     4,148      33.1
----------------------------------------------------------------------
     Total expenses                       336,844   283,781      18.7
----------------------------------------------------------------------
 Income before income taxes                52,040    72,180     (27.9)
 Income tax expense                        19,701    26,796     (26.5)
----------------------------------------------------------------------
     Net income                           $32,339   $45,384     (28.7)
----------------------------------------------------------------------

Earnings per Share
Numerator:
 Net income                               $32,339   $45,384
------------------------------------------------------------
Denominator:
 Weighted average common shares
  outstanding                            21,708.4  22,032.6
 Dilutive stock options                      65.2     620.8
------------------------------------------------------------
 Weighted average common shares
  outstanding for purposes of computing
  diluted earnings per common share      21,773.6  22,653.4
------------------------------------------------------------

Basic earnings per common share             $1.49     $2.06
------------------------------------------------------------
Diluted earnings per common share           $1.49     $2.00
------------------------------------------------------------


              DIRECT GENERAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)
                                  September 30, December 31,    %
                                       2005         2004      Change
                                  ------------------------------------
                                        (In thousands)
Assets
 Investments:
   Debt securities available-for-
    sale, at fair value               $382,098     $334,816      14.1
   Short-term and other
    investments                          3,276        1,663      97.0
----------------------------------------------------------------------
       Total investments               385,374      336,479      14.5
 Cash and cash equivalents              80,772       70,988      13.8
 Finance receivables, net              225,956      214,180       5.5
 Reinsurance balances receivable        34,607       35,671      (3.0)
 Prepaid reinsurance premiums           25,617       29,544     (13.3)
 Other assets                          115,513      100,590      14.8
----------------------------------------------------------------------
       Total assets                   $867,839     $787,452      10.2
----------------------------------------------------------------------

Liabilities and Shareholders'
 Equity
 Loss and loss adjustment expense
  reserves                            $130,816     $124,858       4.8
 Unearned premiums                     227,796      223,303       2.0
 Reinsurance balances payable and
  funds held                            37,580       33,996      10.5
 Notes payable                         160,579      135,626      18.4
 Debentures payable                     41,238            -        NM
 Other liabilities                      36,048       24,588      46.6
----------------------------------------------------------------------
       Total liabilities               634,057      542,371      16.9
----------------------------------------------------------------------

----------------------------------------------------------------------
 Shareholders' equity
     Common stock                       70,949      109,163     (35.0)
     Retained earnings                 165,922      136,178      21.8
     Accumulated other
      comprehensive loss                (3,089)        (260)       NM
----------------------------------------------------------------------
       Total shareholders' equity      233,782      245,081      (4.6)
----------------------------------------------------------------------
          Total liabilities and
           shareholders' equity       $867,839     $787,452      10.2
----------------------------------------------------------------------

NM = Not Meaningful

                      DIRECT GENERAL CORPORATION
                SELECTED FINANCIAL DATA AND KEY RATIOS

The following table presents our gross premiums written in our major markets and provides a reconciliation of gross revenues (a non-GAAP financial measure) to total revenues, a summary of gross, ceded and net premiums written and earned, and key financial ratios for the periods presented ($ in millions):


                          (Unaudited)               (Unaudited)
                      Three Months Ended         Nine Months Ended
                         September 30,             September 30,
                   ---------------------------------------------------
                    2005    2004   % Change   2005    2004   % Change
                   ---------------------------------------------------
Gross premiums
 written
   Florida           $51.8   $53.2     (2.6)  $176.5  $189.3     (6.8)
   Tennessee          12.9    14.6    (11.6)    47.7    51.6     (7.6)
   Georgia             6.3     6.7     (6.0)    22.5    25.7    (12.5)
   Louisiana           2.7     7.6    (64.5)    19.8    26.2    (24.4)
   Texas               7.9     7.8      1.3     30.9    22.8     35.5
   Mississippi         4.4     5.0    (12.0)    19.4    20.1     (3.5)
   All other states   11.1    12.0     (7.5)    39.9    42.0     (5.0)
----------------------------------------------------------------------
Gross premiums
 written             $97.1  $106.9     (9.2)  $356.7  $377.7     (5.6)
Ancillary income      21.3    23.6     (9.7)    71.0    74.5     (4.7)
Net investment
 income                3.7     2.8     32.1     10.6     7.7     37.7
----------------------------------------------------------------------
   Gross revenues
    (1)              122.1   133.3     (8.4)   438.3   459.9     (4.7)
Ceded premiums
 written             (11.6)  (17.5)   (33.7)   (40.9)  (65.1)   (37.2)
Change in net
 unearned premiums    15.2     7.9     92.4     (8.5)  (38.9)   (78.1)
Net realized gains
 on securities and
 other                 0.2     0.1       NM     (0.1)    0.1       NM
----------------------------------------------------------------------
   Total revenues    125.9  $123.8      1.7    388.8   356.0      9.2
----------------------------------------------------------------------
Gross premiums
 written             $97.1  $106.9     (9.2)  $356.7  $377.7     (5.6)
Ceded premiums
 written             (11.6)  (17.5)   (33.7)   (40.9)  (65.1)   (37.2)
----------------------------------------------------------------------
   Net premiums
    written          $85.5   $89.4     (4.4)  $315.8  $312.6      1.0
----------------------------------------------------------------------
Gross premiums
 earned             $114.3  $119.4     (4.3)  $352.2  $354.8     (0.7)
Ceded premiums
 earned              (13.6)  (22.1)   (38.5)   (44.9)  (81.2)   (44.7)
----------------------------------------------------------------------
   Net premiums
    earned          $100.7   $97.3      3.5   $307.3  $273.6     12.3
----------------------------------------------------------------------
Key Financial Ratios
--------------------
Loss ratio - net
 (2)                  78.2%   73.7%             75.2%   73.4%
Expense ratio - net
 (3)                  14.0%    6.2%             11.3%    3.1%
-----------------------------------          ----------------
  Combined ratio -
   net (4)            92.2%   79.9%             86.5%   76.5%
-----------------------------------          ----------------

NM = Not Meaningful

(1) Gross Revenues (a non-GAAP financial measure). Gross revenues is the sum of gross premiums written plus ancillary income (finance income and commission and service fee income) plus net investment income (excluding realized gains and losses). We use gross revenues as the primary measure of the underlying growth of our revenue streams from period to period. Gross revenues are reconciled to total revenues in the table above.

(2) Loss ratio. Loss ratio is the ratio (expressed as a percentage) of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of a company's insurance business.

(3) Expense ratio. Expense ratio is the ratio (expressed as a percentage) of net operating expenses to premiums earned and measures a company's operational efficiency in producing, underwriting and administering its insurance business. For statutory accounting purposes, operating expenses of an insurance company exclude investment expenses, and are reduced by other income. There is no such industry definition for determining an expense ratio for GAAP purposes. As a result, we apply the statutory concept of net operating expenses in calculating our expense ratio on a GAAP basis. We reduce our operating expenses by ancillary income (excluding net investment income and realized gains (losses) on securities) to calculate our net operating expenses.

(4) Combined ratio. Combined ratio is the sum of the loss ratio and the expense ratio and measures a company's overall underwriting profit. If the combined ratio is at or above 100, an insurance company cannot be profitable without investment income (and may not be profitable if investment income is insufficient). We use the GAAP combined ratio in evaluating our overall underwriting profitability and as a measure for comparison of our profitability relative to the profitability of our competitors.



    CONTACT: Direct General Corporation
             William J. Harter, 901-541-3399
             Fax: 901-366-3875
             bill.harter@directins.com